UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Mudrick Capital Acquisition Corporation II

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The Topps Company Announces First Quarter 2021 Results

Net Sales Increased 55.3%

Net Income Growth of $23.0 Million to $23.4 Million

Adjusted EBITDA* Growth of $23.0 Million to $35.9 Million

Raises Full Year 2021 Outlook

New York, NY - June 22, 2021 – The Topps Company, Inc. (“Topps” or “the Company”), a global leader in sports and entertainment collectibles and confections, today announced financial results for the first quarter ended April 3, 2021.

First Quarter 2021 Financial Highlights

Comparison of the Thirteen Weeks Ended April 3, 2021 to the Fourteen Weeks Ended April 4, 2020

•	Net sales increased by $59.3 million, or 55.3%, to $166.6 million

•	Gross margin improved 200 basis points to 39.4%

•	Net income grew $23.0 million to $23.4 million

•	Adjusted EBITDA* grew $23.0 million to $35.9 million

•	Adjusted EBITDA margin* increased 950 basis points to 21.5%

First Quarter 2021 Segment Highlights

Comparison of the Thirteen Weeks Ended April 3, 2021 to the Fourteen Weeks Ended April 4, 2020

•	Sports & Entertainment segment net sales increased 105.3% to $103.2 million

•	Physical Sports & Entertainment net sales increased 101.7%

•	Digital Sports & Entertainment net sales increased 111.1%

•	Gift Cards net sales increased 131.4%

•	Sports & Entertainment segment Adjusted EBITDA increased 373.2% to $32.0 million generating an Adjusted EBITDA margin of 31.0% compared to 13.4%

•	Confections segment net sales increased 11.3% to $63.5 million

•	Confections segment Adjusted EBITDA was $10.7 million generating an Adjusted EBITDA margin of 16.9% compared to 19.9%

*	Non-GAAP measure; complete definitions of Topps’ non-GAAP measures are provided herein under “Non-GAAP Measures Disclosures.”

Michael Brandstaedter, Chief Executive Officer of The Topps Company stated, “Fiscal 2021 is off to a great start. We generated notable outperformance in our Sports & Entertainment segment combined with very solid top line expansion in our Confections segment. With our strong first quarter results, I am pleased to report that we have meaningfully raised our full year 2021 net sales and Adjusted EBITDA* targets.”

Outlook

For 2021, the Company now expects net sales to be in the range of $740 million to $760 million, representing an increase of 31% to 34% over 2020 net sales of $567 million. Adjusted EBITDA*, is now expected to be in the range of $130 million to $140 million, representing an increase of 41% to 52% over 2020 Pro Forma Adjusted EBITDA* of $92 million. 2020 Pro Forma Adjusted EBITDA* and 2021 Adjusted EBITDA* include estimated public company costs of $9 million.

First Quarter 2021 Financial Results

Net sales increased by $59.3 million, or 55.3%, to $166.6 million for the first quarter of 2021, from $107.3 million in the first quarter of 2020, reflecting substantially higher Sports & Entertainment sales as well as an increase in Confections sales.

	13 weeks ended	14 weeks ended
	April 3, 2021	April 4, 2020	$ Change	% Change
(in thousands)
Net sales	$166,618	$107,282	$59,336	55.3%
Sports & Entertainment	103,159	50,250	52,909	105.3%
Confections	63,459	57,032	6,427	11.3%

Consolidated gross margin improved 200 basis points, to 39.4% in the first quarter of 2021 from 37.4% in the first quarter of 2020. The improvement mainly reflected a mix shift of net sales to e-commerce in Physical Sports & Entertainment and the improved profitability of Sports & Entertainment, partially offset by higher freight costs and a mix shift to higher cost products in Confections.

SG&A decreased by $1.8 million in the first quarter of 2021, or 5.5%, to $30.7 million or 18.4% of net sales from $32.5 million or 30.3% of net sales in the first quarter of 2020. The decrease primarily reflects a favorable impact of foreign exchange on the remeasurement of intercompany balances due to a stronger British Pound Sterling versus the US Dollar exchange rate, partially offset by higher employee-related costs in the first fiscal quarter of 2021 compared to the first fiscal quarter of 2020.

Net income for the first quarter of 2021 was $23.4 million compared to $0.4 million in the first quarter of 2020.

Adjusted EBITDA* in the first quarter of 2021 increased 178.0% to $35.9 million with an Adjusted EBITDA* margin of 21.5% compared to Adjusted EBITDA* of $12.9 million with an Adjusted EBITDA* margin of 12.0% in the first quarter of 2020.

*	Non-GAAP measure; complete definitions of Topps’ non-GAAP measures are provided herein under “Non-GAAP Measures Disclosures.”

Business Combination

On May 12, 2021, Mudrick Capital Acquisition Corporation II (“MUDS”) (NASDAQ: MUDS), a publicly-traded special purpose acquisition company, filed its preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with its proposed business combination with The Topps Company. Upon closing of the transaction, the combined company will be named Topps Companies, Inc. and will be listed on NASDAQ under the new ticker symbol “TOPP.” On June 22, 2021, MUDS filed an amendment to its preliminary proxy statement which includes Topps complete First Quarter 2021 financial results.

About The Topps Company

Founded in 1938, The Topps Company, Inc. is a global consumer products company that entertains and delights consumers through a diverse, engaging, multi-platform product portfolio that includes physical and digital collectibles, trading cards, trading card games, sticker and album collections, memorabilia, curated experiential events, gift cards and novelty confections. Topps Physical Sports & Entertainment products include Major League Baseball, Major League Soccer, UEFA Champions League, Bundesliga, National Hockey League, Formula 1, Star Wars, WWE, Wacky Packages®, Garbage Pail Kids®, Mars Attacks® and more. Topps Digital Sports & Entertainment has connected with people around the world who have downloaded our apps including Topps® BUNT®, TOPPS®

KICK®, Star Wars™: Card Trader by Topps®, Topps® WWE SLAM™, Topps® NHL SKATE™, Marvel Collect! by Topps® and Disney Collect! by Topps®. Topps Digital Services is a leading processor, distributor and program manager of prepaid gift cards and provider of cloud-based financial services and white label e-gift solutions for widely recognized digital businesses that include Airbnb, Deliveroo, DoorDash, Hulu, Instacart, Netflix, Nike, Twitch and Uber. Topps Confections, Bazooka Candy Brands, produces, markets and distributes confections brands including Ring Pop®, Push Pop®, Baby Bottle Pop®, Juicy Drop®, Finders Keepers®, and Bazooka® bubble gum. For additional information visit topps.com, play.toppsapps.com, toppsdigitalservices.com, Candymania.com, investors.thetoppscompany.com.

About The Tornante Company

The Tornante Company, LLC is a privately held investment firm founded and owned by former Walt Disney Company CEO Michael Eisner. Tornante invests in, acquires, and operates media and entertainment companies. The company owns Topps and Portsmouth Football Club, of the English Football League, and has created critically acclaimed series such as Undone for Amazon Studios, BoJack Horseman and Tuca and Bertie for Netflix, and NOS4A2, an AMC Original Series.

About Mudrick Capital Acquisition Corporation II

MUDS is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The company is led by Chief Executive Officer and Chairman of the Board of Directors, Jason Mudrick, Chief Financial Officer, Glenn Springer, Vice President, Victor Danh and Vice President, David Kirsch. Its sponsor is an affiliate of Mudrick Capital Management, L.P., which currently manages approximately $3.5 billion with a specialty in event-driven and special situation investing in public and private companies in North America. Additional information regarding MUDS may be found at: www.MudrickCapitalAcquisitionCorp.com.

Cautionary Language Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements may include estimated financial information, including with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of MUDS, Topps or the combined company after completion of the proposed business combination, and are based on current expectations that are subject to known and unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from expectations expressed or implied by such forward-looking statements. These factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could result in the proposed business combination not being completed at all or on the expected timeline, including as a result of the termination of the definitive documentation with respect to the proposed business combination or the failure to obtain approval of MUDS’ stockholders or other conditions to closing in the definitive documentation with respect to the proposed business combination; (2) the outcome of any legal proceedings that may be instituted against MUDS or Topps or any of their respective directors or officers, following the announcement of the proposed business combination; (3) the ability to meet applicable NASDAQ listing standards; (4) the risk that the proposed business combination disrupts current plans and operations of Topps’ business as a result of the announcement and consummation of the proposed business combination; (5) the inability to complete the private placement; (6) changes in domestic and foreign business, market, financial, political and legal conditions; (7) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (8) costs related to the proposed business combination; (9) changes in applicable laws or regulations; (10) the impact of the global COVID-19 pandemic on any of the foregoing risks; and (11) other risks and uncertainties indicated from time to time in the proxy statement relating to the proposed business combination, including those under “Risk Factors” therein, and other documents filed or to be filed with the SEC by MUDS. Investors are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. MUDS and Topps undertake no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements in this press release speak as of the date of its filing. Although MUDS may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so whether as a result of new information, future events, changes in assumptions or otherwise except as required by applicable securities laws.

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including Adjusted EBITDA and Adjusted EBITDA margin, that are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Please see the reconciliation of non-GAAP financial measures to the most closely comparable GAAP measures at the end of this press release. The non-GAAP measures should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. Topps does not provide a non-GAAP reconciliation for its forward-looking Adjusted EBITDA, as such reconciliation would rely on market factors and certain other conditions and assumptions that are outside of the company’s control. Topps believes that this non-GAAP measure provides meaningful information to assist investors and stockholders in understanding Topps’ financial results and assessing its prospects for future performance, and reflects an additional way of viewing aspects of Topps’ operations that, when viewed with its GAAP financial measures, provides a more complete understanding of Topps’ business. To the extent that forward-looking non-GAAP financial measures are provided, they are presented on a non-GAAP basis without reconciliations of such forward-looking non-GAAP measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Topps believes these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to Topps’ financial condition and results of operations. Topps believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating projected operating results and trends. Topps’ method of determining these non-GAAP measures may be different from other companies’ methods and, therefore, may not be comparable to those used by other companies and Topps does not recommend the sole use of these non-GAAP measures to assess its financial performance. Topps encourages investors to review its financial statements included in the proxy statement filed by MUDS in their entirety and not to rely on any single financial measure. The following definitions are provided:

Adjusted EBITDA is defined as earnings before interest, income taxes and depreciation and amortization, and further adjusted to exclude the impact of certain items that are non-cash, unrelated to Topps’ core revenue-generating operations or that affect the comparability of Topps’ results from period to period. These further adjustments for the periods presented in this press release include sponsor fees, transaction and refinancing costs, losses on sales of subsidiaries, foreign currency transaction costs and other non-cash, non-recurring or non-core costs. Topps uses Adjusted EBITDA to evaluate the underlying performance of its revenue-generating operations and facilitate comparisons of Topps’ recurring operating performance between periods and to the reported operating performance of other companies. Topps believes Adjusted EBITDA is also useful in evaluating its operating performance, as it is similar to measures reported by Topps’ competitors and is regularly used by security analysts and investors in analyzing companies’ operating performance and prospects. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by net sales. A reconciliation between the GAAP and non-GAAP measures is provided at the end of this press release.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act, or an exemption therefrom.

Additional Information About the Proposed Business Combination and Where to Find It

In connection with the proposed business combination involving MUDS and Topps, MUDS filed a preliminary proxy statement with the SEC on May 12, 2021 relating to the proposed business combination, which has since been amended. This press release does not contain all the information that should be considered concerning the proposed business combination and is not intended to form the basis of any investment decision or any other decision in respect of the proposed business combination. MUDS’ stockholders and other interested persons are advised to read, the preliminary proxy statement, any amendments thereto, and, when available, the definitive proxy statement and any other documents filed, in connection with MUDS’ solicitation of proxies for its special meeting of stockholders to be held to approve the proposed business combination and other matters, as these materials will contain important information about MUDS, Topps and the proposed business combination. When available, the definitive proxy statement and other relevant materials for the proposed business combination will be mailed to stockholders of MUDS as of the record date to be established for voting on the proposed business combination. Stockholders of MUDS will also be able to obtain copies of the proxy statement and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov. In addition, the documents filed by MUDS may be obtained free of charge from MUDS by directing a request to: Mudrick Capital Acquisition Corporation II, 527 Madison Avenue, Sixth Floor, New York, New York 10022.

Participants in the Solicitation

MUDS, Topps and certain of their respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitations of proxies from MUDS’ stockholders in connection with the proposed business combination. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of MUDS’ stockholders in connection with the proposed business combination will be set forth in MUDS’ proxy statement when it is filed with the SEC. You can find more information about MUDS’ directors and executive officers in MUDS’ Amendment No. 2 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on May 10, 2021. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in MUDS’ preliminary and definitive proxy statement when it becomes available. Stockholders, potential investors and other interested persons should read the proxy statement carefully when it becomes available before making any voting or investment decisions. When available, these documents can be obtained free of charge from the sources indicated above.

Investor Contact

Tom Filandro and Brendon Frey, ICR, Inc.

ToppsIR@icrinc.com

Media Contact

Keil Decker, ICR, Inc.

ToppsPR@icrinc.com

# # #

TOPPS INTERMEDIATE HOLDCO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	April 3, 2021	January 2, 2021
	(unaudited)	(audited)
ASSETS

Current assets:
Cash and cash equivalents	$139,684	$153,084
Accounts receivable, net	122,280	177,061
Inventories, net	64,813	60,796
Prepaid expenses and other current assets	35,671	40,027

Total current assets, net	362,448	430,968

Property, plant and equipment, net	6,904	7,039
Intangible assets, net	53,144	53,655
Goodwill	75,204	75,204
Other assets	1,076	1,076

Total assets	$498,776	$567,942

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$129,570	$211,838
Accrued expenses and other current liabilities	86,636	94,814
Current portion of long-term debt	2,000	2,000

Total current liabilities	218,206	308,652

Long-term debt	192,645	192,585
Deferred income tax liabilities, net	5,116	5,804
Other liabilities	11,800	12,323

Total liabilities	427,767	519,364
Commitments and Contingencies

Stockholders’ equity:
Common stock, $0.01 par value; 1,000 shares authorized; 100 shares issued and outstanding as of April 3, 2021 and January 2, 2021	$—	$—
Additional paid-in capital	194,788	194,766
Accumulated deficit	(104,999)	(128,371)
Accumulated other comprehensive loss	(18,780)	(17,817)

Total stockholders’ equity	71,009	48,578

Total liabilities and stockholders’ equity	$498,776	$567,942

TOPPS INTERMEDIATE HOLDCO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Amounts in thousands)

(unaudited)

	Thirteen weeks ended April 3, 2021	Fourteen weeks ended April 4, 2020
Net sales	$166,618	$107,282
Cost of sales	100,996	67,164

Gross profit	65,622	40,118
Selling, general and administrative expenses	30,739	32,517

Income from operations	34,883	7,601
Interest expenses, net of interest income	3,944	2,930
Other non-operating loss, net	701	2,240

Income before income taxes	30,238	2,431
Provision for income taxes	6,866	2,010

Net income	$23,372	$421

Per share data:
Net income per share – basic and diluted	$234	$4

Net income	$23,372	$421
Other comprehensive (loss)/ income:
Unrecognized pension and postretirement cost, net of income taxes	(43)	(16)
Foreign currency translation adjustment	(920)	2,846

Total other comprehensive (loss)/income	(963)	2,830

Comprehensive income	$22,409	$3,251

TOPPS INTERMEDIATE HOLDCO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(unaudited)

	Thirteen weeks ended April 3, 2021	Fourteen weeks ended April 4, 2020
Cash flows — operating activities:
Net income	$23,372	$421
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization of property, plant and equipment and intangible assets	969	1,084
Amortization of deferred financing fees	395	200
Amortization of discount on debt	217	76
Unrealized loss on derivative instruments, net	919	2,019
Share-based compensation	22	45
Deferred income taxes	(675)	(5)
Net effect of changes in operating assets and liabilities:
Accounts receivable	54,895	45,639
Inventories	(4,141)	(5,252)
Prepaid expenses and other current assets	3,915	(1,117)
Accounts payable, accrued expenses and other current liabilities	(90,814)	(51,088)
Other assets and liabilities	(511)	(857)
Other	(70)	(13)

Cash used in operating activities	(11,507)	(8,848)

Cash flows — investing activities:
Acquisitions of property, plant and equipment	(317)	(254)
Other	—	138

Cash used in investing activities	(317)	(116)

Cash flows — financing activities:
Repayment of long-term debt	(500)	(625)
Repayment of revolver borrowings	—	(2,000)
Proceeds from revolver borrowings	—	25,000
Deferred financing fees	(52)	—

Cash (used in)/ provided by financing activities	(552)	22,375

TOPPS INTERMEDIATE HOLDCO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(unaudited)

	Thirteen weeks ended April 3, 2021	Fourteen weeks ended April 4, 2020
Effect of exchange rate changes on cash and cash equivalents	$(1,024)	$2,962
(Decrease)/increase in cash and cash equivalents	(13,400)	16,373
Cash and cash equivalents - beginning of period	153,084	43,006

Cash and cash equivalents - end of period	$139,684	$59,379

Supplemental disclosures of cash flow information:
Interest paid	$3,255	$4,705
Income taxes paid, net of refunds received	91	697

TOPPS INTERMEDIATE HOLDCO, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED ADJUSTED EBITDA TO NET INCOME

(Amounts in thousands)

(unaudited)

	Thirteen weeks ended April 3, 2021	Fourteen weeks ended April 4, 2020
	(in thousands)	(in thousands)
Adjusted EBITDA by Segment
Confections	$10,738	$11,351
Sports & Entertainment	31,981	6,758
Unallocated corporate expenses	(6,829)	(5,198)

Consolidated Adjusted EBITDA	$35,890	$12,911

Net sales	166,618	107,282
Adjusted EBITDA margin	21.5%	12.0%

Consolidated Adjusted EBITDA	$35,890	$12,911
Reconciling items:
Interest expense, net	$3,944	$2,930
Income tax expense, net	6,866	2,010
Depreciation and amortization	969	1,084
Transaction costs	36	4
Sponsor management fees and expenses	459	776
Non-cash and non-core (gains)/ losses, net	(490)	3,131
Miscellaneous non-core costs	33	315
Other non-operating loss, net	701	2,240

Net income	$23,372	$421

The reconciliation presented above reconciles the non-GAAP financial measure Adjusted EBITDA to the GAAP financial measure net income for the thirteen weeks ended April 3, 2021 and the fourteen weeks ended April 4, 2020. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net sales.